June 3, 2005


VIA USMAIL and FAX (415) 477-2032
Mail Stop 4561

Mr. Michael A. Coke
Chief Financial Officer and Executive Vice President
AMB Property, L.P.
Pier 1, Bay 1
San Francisco, California 94111

Re:	AMB Property, L.P.
Form 10-K for the year ended 12/31/2004
File No. 001-13545


Dear Mr. Michael A. Coke:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Cicely Luckey
Branch Chief








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